UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

January 23, 2006

INTEGRATED ELECTRICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13783	76-0542208

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1800 West Loop South, Suite 500
Houston, Texas	77027

(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number, including area code: (713) 860-1500

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 Entry Into a Material Definitive Agreement

Integrated Electrical Services, Inc. (the “Company”) entered into an engagement letter (the “Engagement Letter”) with Glass & Associates, Inc. (“Glass”), a financial restructuring and advisory firm, which is described in Item 5.02 below.

SECTION 2 – FINANCIAL INFORMATION

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation

As previously disclosed, on January 20, 2006, the Company entered into an amendment (the “Fifth Amendment”) to the Company’s $80 million revolving credit facility under the Loan and Security Agreement (the “Credit Agreement”) with Bank of America, N.A. (“BofA”). The Fifth Amendment extended the deadline for the Company’s submission of financial statements covering the period ending December 31, 2005 from January 20, 2006 to January 26, 2006 in connection with the Fixed Charge Coverage Ratio test for the period ending December 31, 2005. As of January 26, 2006, the Company did not meet the Fixed Coverage Ratio Test and therefore is in default under the Credit Agreement. Additionally, the Company is in default with respect to the pledge of its ownership interest in EnerTech Capital Partners II L.P. to BofA as Collateral under the Credit Agreement. The Company is currently negotiating a forbearance agreement with BofA and expects to enter into such agreement within the next day.

The defaults under the Credit Agreement may give rise to an event of default under the Company’s other debt instruments and agreements, including its Senior Convertible Notes, Senior Subordinated Notes and agreement with its primary surety bonding company, as a result of the cross-default provisions in these instruments and agreements, unless such defaults under the Credit Agreement are cured or waived. In such event, the lenders under these instruments and agreements may exercise their remedies thereunder, including causing all outstanding indebtedness to accelerate and become due.

Capitalized terms used but not defined under this heading have the meaning set forth in the Loan and Security Agreement, dated as of August 1, 2005, and filed as exhibit 10.1 to the Form 8-K dated August 4, 2005.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal
Officers.

On January 26, 2006, effective as of January 23, 2006, the Company entered into the Engagement Letter with Glass. Under the Engagement Letter, Glass agrees to provide the Company with the services of Sanford Edlein, who will serve as the Company’s Chief Restructuring Officer in connection with the Company’s previously announced intention to consummate a plan of reorganization to effectuate the non-binding agreement in principle the Company has reached with the holders of a majority of its 9-3/8% Senior Subordinated Notes.

Mr. Edlein, has been with Glass since 1999 as a principal and is currently the principal in charge of the Southwest Region. Mr. Edlein has served on the board of directors of six public companies as well as numerous private companies. Mr. Edlein has been an owner/entrepreneur as well as a consultant and senior executive for privately held and public companies for more than 30 years. From 1965 to 1980 and 1989 through 1994, Mr. Edlein was with Grant Thornton ultimately as a partner and managing partner. Mr. Edlein is a Certified Public Accountant licensed in the state of Texas and a Certified Turnaround Professional. Mr. Edlein earned his Bachelor of Business Administration degree from City College of New York.

The Engagement Letter provides for Glass to be compensated for its services at hourly rates of between $225 and $425, with Mr. Edlein’s hourly rate at $425. Glass will also be reimbursed for reasonable out-of-pocket expenses. The Company paid Glass an initial deposit of $100,000, which will be applied to amounts due Glass

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under the Engagement Letter with any unused amount being retained by Glass. The services of Mr. Edlein and other Glass employees will include working with the Company and its advisors to implement and manage the restructuring process, with Mr. Edlein, as Chief Restructuring Officer, having responsibility and authority to implement and manage all aspects of the Company’s restructuring. Mr. Edlein will report to, and be subject to the exclusive supervision of, the Special Restructuring Committee of the Board of Directors, which consists of four independent directors of the Board of Directors.

This current report on Form 8-K includes certain statements that may be deemed to be “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the Company’s inability to enter into a forbearance agreement with BofA on satisfactory terms; the Company’s inability to complete a financial restructuring on terms acceptable to the Company or at all; if the Company’s lenders demand repayment of our debts, the Company’s potential inability to pay the debt and accrued interest; inability to modify, restructure or replace the Company's substantial debt; and a material default in one or more of the Company's credit agreements that is not waived or rectified. You should understand that the foregoing important factors, in addition to those discussed in our other filings with the Securities and Exchange Commission ("SEC"), including those under the heading "Risk Factors" contained in our annual report on Form 10-K for the fiscal year ended September 30, 2005, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements. We undertake no obligation to publicly update or revise the Company’s borrowing availability, its cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.
By:	/s/ Curt L. Warnock
Curt L. Warnock
Senior Vice President and General Counsel

Date: January 27, 2006

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